                                                                   Exhibit 10.11
                         TECHNOLOGY PURCHASE AGREEMENT
                         -----------------------------

     This TECHNOLOGY PURCHASE AGREEMENT (this "Agreement") is made and entered into as of the 14th day of April 1987, by and between Morris Simon, M.D. (the "Inventor") and Nitinol Medical Technologies, Inc. ("NMT"), a Delaware corporation.


                                    RECITALS
                                    --------

     A. Inventor has designed, invented and produced an experimental model of a nitinol blood clot filter and is the owner of the existing technology pertinent thereto (collectively, the "Existing Technology");

     B. NMT desires to perfect the design of and secure FDA approval for a new nitinol blood clot filter product derived in part from the Existing Technology and in part from other inventions, processes, trade secrets, copyrights, patents or patent applications, or know-how created by or at the direction of NMT (the "New Technology"), and to engage in any and all activities incident thereto, including manufacturing and marketing. As used herein, "the Filter" shall refer to any filter product using the Existing Technology or the New Technology.

     C. Development and testing of the New Technology and the Filter will require utilization of the Existing Technology.

     NOW THEREFORE, in consideration of the covenants and agreements contained herein, NMT and the Inventor agree as follows:


                                   ARTICLE I
                                  DEFINITIONS
                                  -----------

     1.1  Glossary. Capitalized terms (other than those specially defined
          --------
herein) shall have the meanings set forth in the glossary attached hereto as Exhibit A.

                                   ARTICLE II
                        PURCHASE AND SALE OF TECHNOLOGY
                        -------------------------------

     2.1 The Inventor hereby sells, transfers, assigns, conveys, sets over, grants and delivers to NMT, free and clear of any and all liens, encumbrances, security interests or financing statements whatsoever, except as to those created or imposed under this Agreement, and NMT hereby purchases from the Inventor the Existing Technology and all of the Inventor's worldwide rights, title and interest in and to the Existing Technology for whatever purpose or purposes NMT shall, in its sole discretion, determine, including, without limitation, the exclusive right to make, use, or sell


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

CONFIDENTIAL TREATMENT REQUESTED


products utilizing the Existing Technology, and also including any and all prototypes, components, patents, patent infringement claims, trademarks and trade-names relating to the Existing Technology, all to the end that NMT, by virtue of such purchase, shall be the sole owner of the Existing Technology.

     2.2 After this sale, unless and until ownership of the Existing Technology reverts to the Inventor pursuant to Section 8.4 of this Agreement, the Inventor
(a) will not engage in any business activity, either directly or indirectly, through licensing or otherwise, which involves the manufacturing or marketing of any products utilizing the New Technology or Existing Technology, (b) will not assert that he has any right to prevent NMT or any assignee, transferee or licensee of NMT from making, using, or selling products utilizing the Existing Technology, (c) will not disclose the Existing Technology to any person or entity other than NMT, and (d) will not assert that he has the right to disclose, or the right to prevent NMT from disclosing, the Existing Technology to any person or entity other than NMT if made in accordance with Section 5.1. The Inventor shall execute any and all documents necessary.to transfer to NMT all of the right, title and interest of the Inventor in and to the Existing Technology, including, without limitation, the Patent.


                                  ARTICLE III
                                 PURCHASE PRICE
                                 --------------

     3.1 As complete and full consideration for the Inventor's sale of the Existing Technology to NMT under this Agreement, NMT shall make an initial payment and other payments as follows.

          (a) The initial payment shall be XXXXXXXX.

          (b) Royalties will be payable on items described in Section 3.4 sold in the United States by NMT, and paid for, in accordance with the following schedule:

          Cumulative Net Sales Price
                of Items Sold            Royalty Rate
                -------------            ------------

              -0- to $35,000,000           XXXX

                Thereafter                 XXXX

          (c) Royalties on net sales, as defined in Section 6.1, by NMT of items described in Section 3.4 outside of the United States, and paid for, shall be at XXXX of the rates specified in subparagraph (b). For purposes of determining the royalty rates specified in subparagraph (b), XXXX of such net sales

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CONFIDENTIAL TREATMENT REQUESTED


     outside of the United-States shall be included in the cumulative net sales price.

          (d) Royalties on net sales by licensees of the Existing or New Technology in the United States shall be at the same rates specified in subparagraph (b), based upon the net sales price of items sold by licensees and subject to collection by NMT of the amounts owed by the licensee. Net sales by licensees in the United States shall be included in the cumulative net sales price referred to in subparagraph (b).

          (e) Royalties on amounts, such as fees and royalties, earned and collected by NMT from licenses of the Existing or New Technology outside of the United States shall be at the rate of XXXX of the net amount earned and collected.

          (f) In the event royalties are due to the Inventor on fees earned or sales made outside the United States in a blocked currency country, payment of such royalties shall be deferred until such time as the amounts earned by NMT may be transferred to the United States. NMT may satisfy its obligation to the Inventor by segregating the Inventor's share of the blocked currency into the name of the Inventor within the blocked currency country, if such segregation is permitted by the country and NMT is requested to do so by the Inventor.

          (g) The minimum royalty for the twelve (12) month period commencing as of the first anniversary of the Approval Date, as hereinafter defined, and for each twelve (12) month period thereafter, shall be XXXXXXXX, subject to the conditions set forth in part (viii) of Section 8.2.

     3.2 The initial payment shall be paid to the Inventor by NMT on the signing of this Agreement. Other payments made pursuant to Section 3.1 shall be made by NMT quarterly within 75 days after the end of each calendar quarter.

     3.3 During the term of this Agreement, NMT may grant royaltyfree licenses of the New or Existing Technology for research and development purposes and transfer Filters for no consideration for promotional purposes in reasonable quantities without incurring any liability to the Inventor for royalties.

     3.4 Royalties specified in Section 3.1 shall be payable only on net sales, as defined in Section 6.1, of any items using either Existing Technology, New Technology or both.



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

                                 ARTICLE IV
                        REPRESENTATIONS, WARRANTIES AND
                        -------------------------------
                                   COVENANTS
                                   ---------

     4.1 NMT represents, warrants and covenants as follows:

          (a) It is a duly organized and validly existing corporation under the laws of the state of Delaware and has taken all required corporate action to authorize the execution, delivery and performance of this Agreement.

          (b) This Agreement is binding upon it and it has the full right, power and authority to enter into this Agreement and perform all of its obligations hereunder and neither this Agreement nor the performance by it of its obligations hereunder are in violation of (i) its certificate of incorporation or bylaws or (ii) any other agreement or instrument to which it is a party or by which it may be bound.

          (c) Within three months after the date the Filter is given final approval by the FDA ("Approval Date"), NMT, or its licensees, using best efforts, shall commence production and active promotion of the Filter.

          (d) NMT shall use its best efforts to secure FDA approval of the Filter. NMT does not warrant, however, that final approval will be given by the FDA, or that the Filter will in fact be successfully developed.

          (e) NMT will not use the name of BIH without its prior written approval in connection with marketing or sale of Filters except that BIH may be named as the hospital at which the Filter was developed and may be named in a private placement memorandum to raise capital. Accidental or inadvertent use of BIH's name shall not constitute a breach of this Agreement or subject NMT to any liability.

     4.2  The Inventor represents, warrants and covenants as follows:

          (a) The Inventor is the exclusive owner of the Existing Technology and NMT will take title to the Existing Technology free and clear of any and all licenses, license agreements, liens, encumbrances, security interests or financing statements whatsoever, except as to those created or imposed as a result of or under this Agreement.

          (b) This Agreement is binding upon Inventor and he has the full right, power and authority to enter into it and to perform all of his obligations under the Agreement. Neither the Agreement nor the performance by Inventor of his obligations hereunder is in violation of any other agreement

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

     or instrument to which he is a party or by which he may be bound.


                                   ARTICLE V
                                CONFIDENTIALITY
                                ---------------

     5.1 NMT and the Inventor shall each use their best efforts to safeguard the secrecy and confidentiality of, and proprietary rights to, the Existing Technology, and the proprietary information of the other party as it exists on the date of this Agreement, and in the case of the Inventor only, the New Technology, and shall not disclose any of the foregoing to any third party except:

          (a) information which at the time of disclosure is part of the public knowledge or literature and readily accessible to such third party,

     provided that any combination of features shall not be deemed within this
     --------
     exception merely because individual features are part of the public knowledge or literature and readily accessible to such third party, but only if the combination itself and its principle of operation are part of the public knowledge or literature and readily accessible to such third party;

          (b) information required by law to be disclosed, but only to the extent and to those parties as required by law; or

          (c) in the case of NMT, information required by any vendor, supplier, customer, contractor, consultant, or recognized financial institution necessary to carry out the development, testing, manufacture and marketing of the Filter units or components or of the equipment required in connection therewith;


provided that the party making such disclosure in each case shall obtain in accordance with normal trade practice the written obligation of such third party in a form satisfactory to the other party hereto, prior to disclosing such information, that all such information disclosed shall be kept confidential by the third party; and further provided that the Inventor or the Contractor shall have the right to publish matters of scientific worth concerning the Existing Technology or the New Technology in scholarly publications if deemed appropriate by the Inventor and subject to reasonable pre-publication review by NMT.


                                   ARTICLE VI
                           ACCOUNTING AND ALLOCATIONS
                           --------------------------

     6.1 While this Agreement is in effect, on or prior to 75 days after the end of each calendar quarter, NMT shall deliver to the

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Inventor a statement, certified as accurate by a corporate officer, showing, for that quarter, (i) the net sales of all items sold in the United States by NMT;
(ii) the net sales of all items sold outside the United States by NMT; (iii) net sales as accounted for to NMT by licensees in the United States for which NMT receives payment; (iv) net fees earned and collected by NMT from licenses outside the United States; (v) unrepatriated payments due from blocked currency countries; and (vi) such other information as may be reasonably requested by the Inventor. Such statement shall be accompanied by a check from NMT to the order of the Inventor for the amount determined to be due pursuant to such statement and pursuant to Section 3.1. For purposes of this Agreement, net sales shall mean all income from items described in Section 3.4 sold and paid for, less credits for returns, discounts, sales or similar taxes, shipping charges separately stated on the invoice, royalties NMT is required to pay on such net sales to a third party other than the Inventor, and similar charges that are generally deducted in the industry to arrive at net sales.

     6.2 NMT shall keep full, true and accurate books of account of all transactions relating to the Existing Technology and New Technology, containing such information as may be necessary for the purpose of determining the amounts due to the Inventor hereunder. The Inventor will receive access to the records of NMT sufficient to enable the Inventor or a representative of the Inventor, including the Inventor's independent certified public accountants, to verify payments due to him. Inventor shall give notice of any objection to the royalty statement rendered within two years from receipt thereof.


                                  ARTICLE VII
                              SECURITY AGREEMENT
                               -------------------

     7.1  NMT hereby grants to the Inventor a continuing security interest in
(a) the Existing Technology, (b) the New Technology, and (c) all collateral covered by the Patent Mortgage (as defined below) (sometimes collectively, the "Collateral"), which security interest is to secure the payment and performance of all debts and obligations of NMT to the Inventor of every kind (whether or not evidenced by a note or other instrument and whether or not for the payment of money), liquidated or unliquidated, due or to become due, now existing or hereafter arising, including, without limitation, all debts and obligations of NMT (1) under a Mortgage of, Assignment of, and Grant of a Security Interest in Patents of even date herewith from NMT to the Inventor (the "Patent Mortgage");
(2) under this Agreement; and (3) under all renewals, amendments and substitutions of, for and to the Patent Mortgage and this Agreement (collectively, the "Obligations"). Any sale or other disposition of the Collateral must occur as set forth in Article XII hereof and the Inventor shall have no right to proceeds if the Collateral is sold in accordance therewith and subject to the

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security interest granted herein; provided, however, that if the Collateral is sold or disposed of other than in accordance with Article XII hereof or other than subject to the security interest granted herein, the Collateral shall be deemed to include all proceeds thereof.

     7.2  NMT represents, covenants and warrants that:

          (a) NMT has not and will not subject the Collateral to any lien, encumbrance, security interest or financing statement whatsoever which is superior to that in favor of Inventor and NMT agrees, subject to the provisions of Article IX hereof, to defend the Collateral against any person claiming a superior interest therein, provided that the costs of any such defense shall be borne by the Inventor if the claim is determined to be without merit.

          (b) The place where records (except for records of any medical institution engaged in the clinical trials) relating to the Collateral are kept is situated at NMT's principal office located at 7779 Willow Glen Road, Los Angeles, California and the other addresses set forth on Schedule I, annexed hereto. NMT shall immediately notify the Inventor if such records are removed from the State of California and/or Boston, Massachusetts. Accidental or inadvertent non-notification shall not be a breach of this Agreement.

          (c) All information from time to time furnished to the Inventor concerning any of the Collateral is or will be accurate and complete in all material respects.

          (d) NMT will not use the Collateral in violation of law. NMT will immediately notify the Inventor of any loss of, and any lien or encumbrance on the Collateral.

          (e) At its option, the Inventor may (but shall not be obligated to) discharge taxes, security interests or other encumbrances at any time placed on the Collateral and may pay for the preservation of the Collateral. NMT agrees to reimburse the Inventor, on demand, for any payment made, or any expense incurred by the Inventor pursuant to the foregoing authorization with interest at the Prime Rate (as defined below) from time to time in effect, and such obligation, including interest, shall constitute Obligations hereunder. As used herein, the term "Prime Rate" shall mean at any time the rate per annum most recently announced by Mitsui Manufacturers Bank (the "Bank"), at Los Angeles, California as its prime rate or, if no prime rate has been announced, as its base rate or, if no base rate has been announced, as its minimum rate or, if the Bank has not announced a rate bearing any of those designations, but has announced a rate similar in concept to such rates, then such similar rate as announced by Bank. Any

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

     change in the interest rate hereunder shall be effective on the date on which a change in the Prime Rate occurs, without notice to NMT.

          (f) Until default, NMT may use the Collateral in any lawful manner not inconsistent with this Agreement or the Patent Mortgage, but may not sell, license, or otherwise dispose of any of the Collateral or any interest therein, except as expressly permitted in Article XII hereinbelow.

          (g) NMT will, at its cost and expense, execute and deliver all such additional instruments as the Inventor may require to assure to the Inventor his rights hereunder. Without limiting the generality of the foregoing, NMT will, at its cost and expense, execute and deliver any and all specific assignments, financing statement or other paper that may be necessary to the Inventor, in order to preserve and perfect any security interest granted to the Inventor. The right is expressly granted to the Inventor, at his discretion and expense (i) to file one or more financing statements under the Uniform Commercial Code naming NMT as debtor and the Inventor as secured party and identifying therein the above described interests in the Collateral, assignments thereof, amendments thereto and continuation statements therefor, without the signature of NMT wherever such filing is permitted by law, and (ii) to cause any and all assignments to NMT, pursuant to the transfer of Existing Technology set forth herein, of patents or patent applications filed with the United States Commissioner of Patents and Trademarks to reflect the Inventor's interest therein and to execute and deliver patent mortgages therein, concurrent with such assignments.

     7.3 Upon the occurrence of any one or more of the events of default set forth in Section 8.2 hereof, all of the Obligations shall at the option of the Inventor become immediately due and payable without notice or demand and the Inventor may (at such time or at any time thereafter), at his option (but subject to the provisions of Section 7.4 hereinbelow), exercise, in addition to all other rights and remedies granted in the Technology Agreements or applicable law, all rights and remedies of a secured party under the Uniform Commercial Code as in effect in the Commonwealth of Massachusetts or under the applicable law of any other applicable jurisdiction (the "UCC").

     7.4 Notwithstanding anything to the contrary set forth herein, upon the occurrence of any event of default hereunder, and after the Inventor elects to accelerate the Obligations pursuant to paragraph 7.3 hereof and elects to exercise its rights and remedies as a secured party, the Inventor agrees to exercise its remedies in the manner described in this paragraph 7.4 unless prevented from doing so by applicable law or existing court orders (in which case Inventor may exercise any rights or remedies available under all

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

applicable laws and existing court orders). Subject to said conditions, the Inventor shall propose, before exercising his rights to sell the Collateral at a public or private sale pursuant to the UCC, by written notification to NMT and each other party entitled under the UCC to receive notice of such proposal, to retain the Collateral in full and complete satisfaction of the Obligations pursuant to Section 9-505(2) of the UCC. If prior to or during the time period for objection provided under Section 9-505(2) of the UCC (herein called the "Objection Period") immediately following the sending of such notification, (a) the Inventor shall not have received any objection from any party entitled under the UCC to object to such proposal, including, without limitation, (i) NMT or its successors or assigns, (ii) a junior secured party, or (iii) any lienors (including, without limitation, any governmental entity or agency claiming a tax lien against NMT or the Collateral), (b) NMT shall not have become insolvent, and (c) there shall not have been commenced by or against NMT a case under any federal or state bankruptcy, insolvency or other laws relating to relief for debtors or the readjustment, reorganization, composition or extension of debt; then the Inventor shall retain the Collateral in satisfaction of the Obligations. If, however, prior to or during said Objection Period, the Inventor receives an objection to his proposal to retain the Collateral in satisfaction of the Obligations from any party entitled under the UCC to object thereto, the Inventor may then exercise any and all of his rights and remedies under the UCC or other applicable law, including, without limitation, the right to sell or dispose of the Collateral at public or private sales, in addition to his rights and remedies provided herein. In such case, the Inventor will give NMT reasonable notice of the time and place of any public sale of the Collateral or of the time after which any private sale or other intended disposition thereof is to be made. The requirement of reasonable notice shall be met if such notice is mailed by certified mail, postage prepaid, to the address of NMT shown in
Section 13.7 of this Agreement at least twenty days before the time of the sale or disposition. No purchaser at any sale (public or private) shall be responsible for the application of the proceeds of sale. Before applying to the Obligations any proceeds of the sale of Collateral, the Inventor is hereby authorized to apply said proceeds to all costs and expenses of collecting, holding, storing, insuring, advertising, appraising, delivering, selling, and discharging liens or security interests on the Collateral. Expenses of retaking, holding, selling and the like shall include reasonable attorneys' fees and expenses. The Inventor hereby agrees that if he sells or otherwise disposes of the Collateral by public or private sale pursuant to the (UCC, neither NMT nor any officer or stockholder of NMT shall be liable for any deficiency resulting from such sale; provided, however, that NMT shall be liable for such deficiency and all of the Inventor's expenses if NMT shall have (a) committed any illegal acts or acts in violation of this Agreement before, during or after the Objection Period, (b) failed to assemble and provide to the

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Inventor the documents relating to the Collateral, or (c) failed to comply with any post-default obligations; and further provided that NMT's liability shall be limited to costs or damages caused by its actions or failure to act.

     7.5 Without limiting the generality of the foregoing, the Inventor shall have the right from time to time after the occurrence of an event of default, to enter, during reasonable business hours, with or without legal process and without being deemed guilty of any manner of trespass, any premises where the Collateral (and any books, records and documents related thereto) may be found, to take possession of the Collateral (and any books, records and documents related thereto) and to maintain such possession where the Collateral (and any books, records and documents related thereto) is located or to remove the Collateral (and any books, records and documents related thereto) or any part thereof to such other places as the Inventor may desire. NMT agrees not to resist or interfere with any such action by the Inventor. The Inventor may require NMT to assemble all books, records and documents related to the Collateral and make them available to the Inventor at a place to be designated by the Inventor.

     7.6 NMT does hereby irrevocably constitute and appoint the Inventor or any agent designated by the Inventor, NMT's true and lawful attorney-in-fact, with power of substitution, after the occurrence of an event of default hereunder (a) to notify all parties having a relationship with NMT with respect to the Collateral, including, without limitation, licensees of NMT, of the Inventor's interest in the Collateral, and (b) to take any and all actions and execute any and all agreements deemed necessary by the Inventor in form satisfactory to the Inventor to effectuate the transfer of the Collateral (and all books, records and documents related thereto) to the Inventor or to any purchaser at any public or private sale of the Collateral pursuant to the UCC; with full authority in the name of the Inventor or in the name of NMT to take any and all steps, including the institution of proceedings at law or in equity that the Inventor may think proper to effect transfer of the Collateral or to otherwise enforce or effect the security interest granted in this Article; hereby granting unto NMT's said attorney full power to do any and all things necessary to be done in and about the premises as fully and effectually as NMT might or could do, and hereby ratifying all that said attorney shall do or cause to be done by virtue hereof. This power of attorney being coupled with an interest, shall be irrevocable until all of the Obligations are fully paid and performed.

     7.7 NMT shall pay to the Inventor on demand any and all costs and expenses, including but not limited to, all attorneys' fees and expenses (whether or not any legal action or proceeding is commenced), and all other expenses of like or unlike nature which may be expended or incurred by the Inventor to obtain, maintain, protect, review, supervise, collect, realize or enforce any

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Obligations or any Collateral as against NMT, except if NMT shall prevail in any such legal action or proceeding, in which case the Inventor shall pay to NMT its costs and expenses, including attorney's fees and expenses.

     7.8 Subject to the provisions of paragraph 8.2 hereinbelow, to the full extent permitted by law, NMT hereby waives presentment, demand, notice of default, notice of dishonor, protest and all other forms of demand and notice with respect to the Obligations and Collateral and all suretyship defenses.


                                  ARTICLE VIII
                               TERM; TERMINATION
                               -----------------

     8.1 This Agreement shall become valid, effective and binding on each of the parties upon delivery of the initial payment required by Section 3.1 hereof by NMT to the Inventor without the need for any further action on the part of the Inventor or NMT. Unless terminated earlier by mutual consent of the parties or pursuant to the other provisions of this Agreement, the Agreement shall continue in full force and effect perpetually. In the event that rights to the New or Existing Technology revert to the Inventor under this Agreement, the provisions of Article V as they relate to NMT shall survive the termination of this Agreement, and the provisions of Article VII shall survive.

     8.2  The events set forth below shall constitute "defaults" under this
Agreement: (i) failure of NMT to establish and implement expeditiously a reasonable research and development program to develop and secure FDA approval for the Filter, provided, however, that a failure to obtain FDA approval shall not constitute a default hereunder if and so long as the Filter is being profitably marketed outside the United States and it has been determined in good faith by the Inventor that FDA approval cannot be secured; (ii) failure of the research and development efforts of NMT or others working on its behalf to produce a marketable Filter within a reasonable time, as determined by the Inventor in good faith; (iii) failure by NMT to make any payment under the Technology Agreements when due; (iv) failure by NMT to render any report or statement due hereunder substantially in compliance with the terms of this Agreement within 15 days of such date the same is due; (v) failure by NMT to use its best efforts actively to produce, promote and market the Filter within three months of the Approval Date; (vi) failure of NMT, beginning with the twelve (12) month period commencing on the first anniversary of the Approval Date and continuing for each succeeding twelve (12) month period thereafter, to make minimum royalty payments of XXXXXXXX each such twelve (12) month period, provided that in the event the total royalties due pursuant to Section 3.1 hereof are less than XXXXXXXX for any such twelve (12) month period, NMT shall have the right to pay the difference in cash within seventy-five (75) days after the end of

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CONFIDENTIAL TREATMENT REQUESTED


any such twelve (12) month period; (vii) the breach-of any representation, warranty or covenant in this Agreement or the Patent Mortgage; (viii) the making of any attachment on the Collateral; (ix) insolvency or termination of the active conduct of its normal business activities of or by NMT unless the business of NMT is continued in a successor entity; (x) the making by NMT of any general assignment for the benefit of creditors; (xi) the commencement by or against NMT of a case under any state or federal bankruptcy or insolvency laws; or (xii) the entry of a decree or order against, or consent by NMT to the appointment of a receiver, liquidator, assignee, or trustee of NMT or for any part of the property of NMT.

     8.3 An "event of default" shall be deemed to have occurred hereunder upon the occurrence of any default described in Section 8.2 and (except for defaults listed in Section 8.2 (ix), (x), (xi) or (xii)) the failure by NMT to cure such default during the 30 day period after notice thereof is given in writing by the Inventor and received by NMT. Upon an event of default, the Inventor (i) may exercise its rights and remedies as set forth in Article VII hereof, and (ii) may, at his sole election, terminate this Agreement. However, if the alleged default of NMT is other than as described in Section 8.2 (iii), (vii), (ix),
(x), (xi) or (xii) but is of such a nature that it cannot be cured within a 30 day period, then it shall be sufficient to avoid the above consequences of an event of default that the curative process be commenced at the earliest possible date, but in no event later than 15 days after receipt of notice, and be pursued by NMT with due diligence in the interim.


     8.4 If this Agreement shall be terminated pursuant to Section 8.3, NMT (a) shall return to the Inventor all tangible manifestations of the Existing Technology and the New Technology; (b) will not make, use, sell or disclose any of the New or Existing Technology (or any other proprietary information of the Inventor); (c) will not make, use or sell any products derived from the New or Existing Technology (or any other proprietary information of the Inventor); (d) will not (except to the extent NMT independently acquires or acquired a right to do so) assert that it has any right to prevent the Inventor or any assignee or transferee of the Inventor from making, using, selling or disclosing or to prevent anyone else from making, using, selling or disclosing, any of the New or Existing Technology (or any other proprietary information of the Inventor) or any product derived from the New or Existing Technology (or any other proprietary information of the Inventor); and (e) will not, for a period of 5 years from and after such reversion, directly or indirectly manufacture or market any Filter units. The Inventor shall have the right to purchase all inventory of NMT in the event of a termination at a mutually agreeable price,

                         Technology Purchase Agreement
provided that if such a price is not agreed upon within sixty (60) days after the date of termination, NMT shall have the right to dispose of such inventory for a period of one hundred eighty (180) days after the conclusion of such sixty
(60) day period and such sales by NMT shall be subject to royalties under
Section 3.1.

     8.5 Payments due as of the date of termination of this Agreement shall remain due and payable notwithstanding termination.


                                   ARTICLE IX
                              PROTECTION OF RIGHTS
                              --------------------

     9.1 While this Agreement is in effect, NMT shall, unless it is advised by counsel in writing that its position is without merit, use all reasonable measures, whether by action, suit proceeding or otherwise, to prevent the infringement of any patent rights, or the unauthorized use or disclosure of any of the unpatented Existing Technology, purchased under this Agreement, and for that purpose, agrees diligently to maintain in its own name, and at its own cost and expense, and on its own behalf, or, with the written approval of the Inventor, at the joint expense of the Inventor and the Partnership, an.action, suit or proceeding against any person, firm or corporation so infringing such patent rights or improperly using or disclosing any of the unpatented Existing Technology, necessary to prevent such infringement or unauthorized use of disclosure and to recover damages resulting therefrom or, with the consent of the Inventor, which consent shall not be unreasonably withheld or delayed, to settle any claim or suit for infringement of such patent rights or for unauthorized use or disclosure of the unpatented Existing Technology. Any recovery of damages shall be deemed net sales for purposes of determining royalties under Section 3.1.

     9.2 If the Inventor or NMT shall be charged with or sued for infringement of any patent of another as a result of the use of (or licensing others to use) any of the Existing Technology purchased under this Agreement, NMT agrees, unless it is advised by counsel in writing that its position is without merit, to defend at its own cost and expense or, with the approval of the Inventor, at the joint expense of the Inventor and NMT, any such charge or suit; provided, however, that if NMT defends such charge or suit and a final judgment is entered against it on the infringement claim, NMT may recover one-half of its costs and expenses of litigation and of any damages or royalties it is required to pay, limited to the amount of the total payments to the Inventor under Section 3.1 excluding the Initial Payment. NMT shall not, in such case, be required to undertake an appeal. NMT shall promptly notify the Inventor of any such charge or suit; provided, however, that at the sole cost and expense of the Inventor, NMT shall defend such litigation as the Inventor may deem necessary but with respect to which counsel has advised NMT in writing that its position is

                         Technology Purchase Agreement
without merit. NMT and the Inventor shall keep each other advised of the progress of any litigation.


                                   ARTICLE X
                  TECHNICAL ASSISTANCE IN CONNECTION WITH SALE
                  --------------------------------------------

10.1 In connection with the sale of the Existing Technology to NMT, the Inventor shall provide NMT with the originals or, if the originals are unavailable, copies of all tangible manifestations of the Existing Technology, including pictures, writings, drawings, models, patent documentation, experimental tools, tooling and equipment embodying in any way any of the Existing Technology, and, in addition, shall make available to NMT his services to confer with NMT or its designated representatives concerning the same.


                                   ARTICLE XI
                                  DISCLAIMERS
                                  -----------

     11.1 The Inventor makes no representation or warranty, express or implied, concerning, and it is expressly agreed that the Inventor shall not be liable nor in any way responsible for, the operation, performance, serviceability, quality of performance, material or commercial success of any product or process, or the use, sale or other disposition by NMT or its vendees, transferees or licensees of any product or process incorporating or employing the Existing Technology or New Technology, in whole or in part, or made by use of patents or patent applications sold under this Agreement.

     11.2 EXCEPT AS OTHERWISE PROVIDED IN THIS AGREEMENT, THE INVENTOR MAKES NO WARRANTY OF ANY KIND, INCLUDING WITHOUT LIMITATION A WARRANTY OF MERCHANTABILITY WITH RESPECT TO THE EXISTING TECHNOLOGY OR NEW TECHNOLOGY NOR OF FITNESS FOR A PARTICULAR PURPOSE AND WILL NOT BE LIABLE FOR ANY CONSEQUENTIAL DAMAGES WITH RESPECT THERETO.

     11.3 Except to the extent provided in Section 9.2, nothing in this Agreement shall be construed as:

          (i) a warranty or representation by the Inventor as to the validity or scope of any patent rights sold under this Agreement; or

          (ii) a warranty or representation that anything substantially derived from the Existing Technology made, used, sold, or Otherwise disposed of under this Agreement is or will be free from infringement of patents of third persons, except with respect to the Alfidi patent No. 3,868,956.



                         Technology Purchase Agreement

                                 ARTICLE XII
                               SALE OR ASSIGNMENT
                               ------------------

          12.1 Provided NMT is not then in default under this Agreement or the assignment, transfer or sale cures any default, NMT may assign, transfer or sell any or all of its rights under this Agreement to any entity who will fulfill the obligations of NMT, without the prior written consent of the Inventor. In the event that rights in this Agreement are assigned or sold by NMT to any entity, the transferee or purchaser shall provide to the Inventor an instrument in writing providing for the assumption by the transferee of all of NMT's obligations, covenants and liabilities as a result of any such assignment or sale. The Inventor may not, without prior written consent of NMT, delegate any of his duties but may, without such consent, assign any or all of his rights hereunder, provided that he may not assign his rights set forth in parts (i) and
(ii) of Section 8.2 hereof.


                                  ARTICLE XIII
                            MISCELLANEOUS PROVISIONS
                            ------------------------

          13.1   Entire Agreement.  This Agreement sets forth and constitutes
                 ----------------
the entire agreement among the parties hereto with respect to the subject matter hereof, and shall supersede any and all prior agreements, understandings, promises, and representation made by either party to the other concerning the subject matter hereof and the terms applicable hereto.

          13.2   Parties Independent.  In making and performing this Agreement,
                 -------------------
the parties act and shall act at all times as independent contractors and nothing contained in this Agreement shall be construed or implied to create an agency, partnership or employer and employee relationship between the Inventor and NMT. At no time shall any party make commitments or incur any charges or expenses for or in the name of the other party.

          13.3   Severability. The invalidity or unenforceability of one or more
                 ------------
provisions of this Agreement shall not affect the validity or enforceability of any of the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provisions were omitted.

          13.4   Construction. This Agreement shall be deemed to have been
                 ------------
entered into and shall be construed and enforced in accordance with the laws of the State of California.

          13.5   Waivers; Amendments. The failure of either party to insist, in
                 -------------------
any one or more instances, upon the performance of any of the terms, covenants or conditions of this Agreement and to exercise any right hereunder, shall not be construed as a waiver of or relinquishment of the future performance of any such term,

                         Technology Purchase Agreement
covenant or condition or the future exercise of such right, but the obligations of the other party with respect to such future performance shall continue in full force and effect. This Agreement may be released, discharged, amended or modified and any of the provisions hereof may be waived by the parties hereto; provided, however, that any waiver shall be in writing, signed by the party to
- --------  -------
be charged, and any release, discharge, amendment or modification shall be in writing, signed by the parties hereto.

          13.6   Headings. The headings of the articles, sections and paragraphs
                 --------
used in this Agreement are included for convenience only and are not to be used in construing or interpreting this Agreement.

          13.7   Notices. Any notice or other communication required or
                 -------
permitted to be made or given to either party hereto pursuant to this Agreement shall be sufficiently made or given on the date of receipt if sent to such party by certified or registered mail, return receipt requested, postage prepaid, addressed as follows:

     If to NMT:            7779 Willow Glen Road
                           Los Angeles, California 90046

     With a copy to:       Robert Joe Hull, Esq.
                           Sheppard, Mullin, Richter & Hampton
                           333 South Hope Street, 48th Floor
                           Los Angeles, California 90071

     If to the Inventor:   Dr. Morris Simon
                           8 Otis Place
                           Beacon Hill
                           Boston, Massachusetts 02108

     with a copy to:       Dan Bakinowski, Esq.
                           Broude & Hochberg
                           75 Federal Street
                           Boston, Massachusetts 02110

A copy of any notice given hereunder shall also be sent in like manner as follows:

                      Beth Israel Hospital
                      30 Brookline Avenue
                      Boston, Massachusetts 02215

                      Attention:  Joan B. Pinck
                                  Director, Office of Research
                                  Administration and Policy






                         Technology Purchase Agreement
     with a copy to:  Richard M. Stein, Esq.
                      Widett, Slater & Goldman, P.C.
                      60 State Street
                      Boston, Massachusetts 02109

or to such other address as either party shall designate by written notice, similarly given, to the other party.

          13.8   Successors and Assigns. Subject to the restrictions on transfer
                 ----------------------
set forth herein, this Agreement, and each and every provision hereof, shall be binding upon and shall inure to the benefit of the parties, their respective successors, successors-in-title, heirs and assigns, and each and every successor-in-interest to any party, whether such successor acquires such interest by way of gift, purchase, foreclosure, or by any other method, shall hold such interest subject to all of the terms and provisions of this Agreement.

          13.9   Counterparts. This Agreement may be executed in any number
                 ------------
of counterparts, each of which shall be an original; but such counterparts shall together constitute but one and the same instrument.

          13.10  Other Instruments. Each of the parties will execute and
                 -----------------
deliver, or cause to be executed and delivered to the other party, such further instruments, or take such other action as may reasonably be requested of it hereunder to consummate more effectively the transactions contemplated hereby.

          13.11  Arbitration. All disputes arising under this Agreement
                 -----------
shall be settled by arbitration in the City of Los Angeles (if instituted by the Inventor) or in the City of Boston (if instituted by NMT) and judgment upon the award rendered may be entered in any court having jurisdiction thereof. Except as provided herein, the arbitration shall proceed in accordance with the laws of the State of California. Either party requesting arbitration shall serve a written demand for arbitration on the other party by registered or certified mail. The demand shall set forth a statement of the nature of the dispute, the amount involved and the remedies sought. No later than 20 calendar days after a demand for arbitration is served, the parties shall jointly select and appoint a retired judge of the Superior Court of the state in which the arbitration is to be held to act as the arbitrator. In the event that the parties do not agree on the selection of an arbitrator, the party seeking arbitration shall apply to the Superior Court of the state in which the arbitration is to be held for appointment of an arbitrator. No later than 10 calendar days after appointment of an arbitrator, the parties shall jointly prepare and submit to the arbitrator a set of rules for the arbitration. In the event that the parties cannot agree on the rules for the arbitration, the arbitrator shall establish the rules. No later than 10 calendar days after the arbitrator is

                         Technology Purchase Agreement
appointed, the arbitrator shall schedule the arbitration for a hearing to commence on a mutually convenient date. The hearing shall commence no later than 120 calendar days after the arbitrator is appointed and shall continue from day to day until completed. The arbitrator shall issue his award in writing no later than 10 calendar days after the conclusion of the hearing. The arbitration award shall be final and binding regardless whether one of the parties fails or refuses to participate in the arbitration. The arbitrator is empowered to hear and determine all disputes between the parties concerning the subject matter of this Agreement and the arbitrator may award injunctive relief, pre-award attachments, rescission, restitution, and monetary damages including interest, punitive damages, costs and attorneys' fees. In the event that either party serves a proper demand for arbitration under this Agreement, both parties may pursue discovery in accordance with California Code of Civil Procedure Section 1283.05, the provisions of which are incorporated herein by reference, with the following exceptions: (a) NMT and the Inventor may conduct all discovery including depositions for discovery purposes without leave of the arbitrator; and (b) All discovery shall be completed no later than the commencement of the arbitration hearing or 120 calendar days after the date that a proper demand for arbitration is served, whichever occurs earlier, unless upon a showing of good cause the arbitrator extends or shortens that period. The arbitrator shall not have the power to amend this Agreement in any respect.

          13.12  Attorneys' Fees. In the event of any dispute with respect
                 ---------------
to this Agreement, the prevailing party shall be entitled to its reasonable attorneys' fees and other costs and expenses incurred in litigating, arbitrating or otherwise resolving or settling such dispute.


                                  ARTICLE XIV
                               LIQUIDATED DAMAGES
                               ------------------

          14.1   Liquidated Damages. NMT hereby agrees, recognizes and
                 ------------------
acknowledges that in the event NMT commits any one or more of the events of default as set forth in Section 8.2 hereof that is not cured pursuant to Section
8.3 (a) the Inventor would incur substantial damages, (b) such damages would be difficult if not impossible to calculate with certainty, and (c) it would not be feasible for the Inventor to obtain an adequate remedy at law. Accordingly, in the event of any such default, NMT shall immediately pay to the Inventor the sum of XXXXXXXX, solely as liquidated damages and not as a penalty, which sum NMT hereby agrees is fair and reasonable in light of the anticipated harm to the Inventor which would be caused by any such default. The liquidated damages provided herein shall not be a personal obligation of NMT or any officer or stockholder of NMT and the Inventor agrees to look solely to its security interest in the Collateral to satisfy such liquidated damages except to the extent

                         Technology Purchase Agreement
set forth in the proviso at the end of the last sentence of Section 7.4 hereof.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.


                                 INVENTOR


                                    /s/ Morris Simon
                                 ---------------------------------------
                                         Morris Simon, M.D.



                                 NITINOL MEDICAL TECHNOLOGIES, INC.



                                 By   /s/ Jack Reinstein
                                 ---------------------------------------
                                            Its President


Approved:


  BETH ISRAEL HOSPITAL ASSOCIATION



  By   /s/ Mitchell Rabkin, M.D.
     ------------------------------

  Its _____________________________



                         Technology Purchase Agreement

                                    GLOSSARY
                                    --------

     "BIH" or "Contractor" means The Beth Israel Hospital Association, a non-
      ---      ----------
profit Massachusetts corporation.

     "Existing Technology" means the trade secrets, know-how, technology and
      -------------------
other proprietary information transferred pursuant to the Technology Purchase Agreement to MNT, which are useful in the development, making, use and sale of the Filter. Such Existing Technology includes the Patent (as hereinafter defined).

     "FDA" means the United States Food and Drug Administration.
      ---

     "Filter" means that nitinol blood clot filter, which is the subject of the
      ------
"Patent" as hereinafter defined and any peripheral items incidental thereto.

     "Inventor" means Morris Simon, M.D.
      --------

     "New Technology" means any and all inventions (including any and all
      --------------
patents or patent applications resulting therefrom), processes, trade secrets, copyrights, and know-how created by or at the direction of NMT, or any person or entity engaged by NMT, relating to the Filter, and all incidents thereto discovered, devised, researched, developed or produced as a result of any research and development efforts in connection with the Filter performed by NMT or by a person or entity engaged by NMT.

     "NMT" means Nitinol Medical Technologies, Inc., a Delaware corporation.
      ---

     "Patent" means that U.S. patent #4,425,908 granted January 17, 1984 on a
      ------
nitinol blood clot filter (the "Filter").

     "Patent Mortgage" means the Mortgage of, Assignment of, and Grant of a
      ---------------
Security Interest in the Patent between NMT and the Inventor.

     "Technology Agreements" means the Patent Mortgage, the Technology Purchase
      ---------------------
Agreement and all renewals, amendments and substitutions.

     "Technology Purchase Agreement" means the agreement between the Inventor
      -----------------------------
and NMT and which provides for the sale of the Existing Technology by Inventor to NMT.

                                   Glossary

                                     - 1 -